Exhibit 99.1

Momentive Performance Materials Inc.	NEWS RELEASE
22 Corporate Woods Blvd. Albany, NY 12211

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Reports Second Quarter 2012 Results

ALBANY, N.Y., (August 7, 2012) - Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today reported its consolidated results for the second quarter ended June 30, 2012. Results for the second quarter of 2012 include:

•	Net sales of $627 million compared to $728 million in the three-month period ended July 3, 2011. The decline was primarily due to a decrease in price and product mix shift.

•
Operating loss of $(24) million versus operating income of $70 million in the three-month period ended July 3, 2011. Second quarter 2012 operating loss reflected raw material inflation, a product mix shift due to declines in certain higher-margin products, and increased restructuring costs.

•
Net loss attributable to Momentive Performance Materials Inc. of $(88) million compared to a net loss of $(11) million in the three-month period ended July 3, 2011, which reflected the same factors impacting operating loss.

•
Combined Adjusted EBITDA, excluding the impact of all pro forma cost savings, of $64 million in the three-month period ended June 30, 2012 compared to $125 million in the three-month period ended July 3, 2011. Combined Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this release.

“We demonstrated sequential improvement in volumes of 14 percent and Combined Adjusted EBTIDA excluding all pro forma savings of 25 percent in the second quarter of 2012 compared to the first quarter of 2012,” said Craig O. Morrison, Chairman, President and CEO. “Our results, however, were impacted on a year-over-year basis by softer volumes and negative mix as we experienced lower sales of some of our higher-margin products serving the electronics, semiconductor and commercial construction markets. We also experienced softer market conditions in Europe and the Asia Pacific region, while demand was more resilient in the United States.”

“In response to market conditions, we've taken actions to better align our cost structure to the markets. These restructuring actions and all other in process pro forma cost savings are expected to generate $54 million of savings over the next 12 to 18 months. We continue to make steady progress with the targeted savings from the shared services agreement with Momentive Specialty Chemicals Inc. as those initiatives continue to create value. Through June 30, 2012, we have realized approximately $48 million in synergy savings since the program began in late 2010.”

“Long-term, our growth strategy remains intact as we continue to focus on providing innovative technology to our customers through our global footprint, while partnering with them to develop the next generation of silicones and quartz products. We also continue to invest in our assets in higher growth regions of China, India and southeast Asia, such as our recent site expansion in Chennai, India, while leveraging our world-class global platform.”

Summary Results

The following table sets forth net sales for the second quarter ended June 30, 2012.

	For the three-month period ended
	June 30, 2012	July 3, 2011
Net Sales by Segment
Silicones	$568	$640
Quartz	59	88
Total	$627	$728

Net sales in the three-month period ended June 30, 2012 were $627 million, compared to $728 million for the three-month period ended July 3, 2011, a decrease of 14 percent. The decrease was primarily due to a decrease in price and mix shift of $76 million, exchange rate fluctuations of $22 million and a slight decrease in volume of $3 million.

Net sales for the Silicones segment in the three-month period ended June 30, 2012 were $568 million, compared to $640 million for the quarter-ended June 30, 2011, a decrease of 11 percent. The decrease was primarily due to a decrease in price and mix shift of $77 million and exchange rate fluctuations of $21 million, partially offset by an increase in volume of $26 million.

Net sales for the Quartz segment in the three-month period ended June 30, 2012 were $59 million, compared to $88 million for the three-month period ended July 3, 2011, a decrease of 33 percent. The decrease was due to lower volumes reflecting a downturn in demand for semiconductor related products.

Outlook

“While we continue to anticipate challenging market conditions in the second half of 2012, the strategic investments we've steadily made over the last several years in our silicones and quartz businesses position us well for the long term,” Morrison said. “We continue to focus on prudently managing our liquidity and driving costs out of the business, while maintaining our commitment to growth.”

Refinancing Activities

In April 2012, Momentive Performance Materials incurred incremental term loans due May 2015 under its senior secured credit facilities in an aggregate principal amount of $175 million. Net proceeds from the transaction (which consisted of a combination of cash and rollover debt after discounts and fees), together with cash on hand, was used to retire approximately $178 million of existing term loans maturing December 2013, effectively extending the Company's debt maturity profile by approximately two years. The refinancing was executed by the Company's wholly owned subsidiary Momentive Performance Materials GmbH, the German Borrower under its senior secured credit facilities.

In May 2012, we issued $250 million aggregate principal amount of 10% senior secured notes due 2020. We used the net proceeds to repay $240 million aggregate principal amount of our existing term loans maturing May 2015 under our senior secured credit facilities, effectively extending these maturities by approximately five years.

Liquidity and Capital Resources

At June 30, 2012, Momentive Performance Materials had approximately $3.0 billion of long-term debt compared to $2.9 billion of long-term debt at December 31, 2011. In addition, at June 30, 2012, Momentive Performance Materials had $339 million in liquidity including $115 million of cash and cash equivalents and $224 million of borrowings available under our senior secured revolving credit facility.

At June 30, 2012, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Based on Momentive Performance Materials' current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash, including available borrowings under its senior secured credit facilities, will be adequate to meet its liquidity needs for the next twelve months.

Earnings Call

Momentive Performance Materials will host a teleconference to discuss second quarter 2012 results on Tuesday, August 7, 2012, at 10 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866-203-3206
International Participants: 617-213-8848
Participant Passcode: 13638422

Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com. A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on August 7, 2012. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 10268517. A replay also will be available through the Investor Relations Section of the Company's website.

Covenants under our Senior Secured Credit Facility and the Notes

The credit agreement governing our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement governing the senior secured credit facilities) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. In addition, our ability to incur indebtedness or make investments is restricted under the indentures governing our notes unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months basis) of at least 2.00 to 1.00. “Fixed charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of June 30, 2012, we were not able to satisfy this test. The restrictions on our ability to incur indebtedness or make investments under the indentures that apply as a result, however, are subject to exceptions, including exceptions that permit indebtedness under our senior secured credit facilities. On June 30, 2012, we were in compliance with the senior secured leverage ratio maintenance covenant, the other covenants under the credit agreement governing the senior secured credit facilities and the covenants under the indentures governing the notes.

Reconciliation of Financial Measures that Supplement U.S. GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for unusual items and other pro forma adjustments permitted in calculating covenant compliance in the credit agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the credit agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (which we refer to as “pro forma cost savings”) and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents. Both Adjusted EBITDA and Combined Adjusted EBITDA include pro forma cost savings. Combined Adjusted EBITDA, excluding all pro forma cost savings, and Combined Adjusted EBITDA are important performance measures used by our senior management and the board of directors to evaluate operating results and allocate capital resources.
EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Combined Adjusted EBITDA, which are non-U.S. GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA, Adjusted EBITDA (as calculated under our credit agreement and as substantially calculated under our indentures) and Combined Adjusted EBITDA for the periods presented:

		Fiscal three-month period ended		Fiscal six-month period ended		Last twelve months ended
		June 30, 2012	July 3, 2011†	June 30, 2012	July 3, 2011†	June 30, 2012
		(dollars in millions)
Net loss attributable to Momentive Performance Materials Inc.		$(88)	$(11)	(153)	(14)	(280)
Loss (gain) on extinguishment and exchange of debt		6	—	6	—	(1)
Interest expense, net		64	65	126	129	253
Income taxes		4	15	4	27	4
Depreciation and amortization		48	48	94	98	193
EBITDA		34	117	77	240	169
Noncontrolling interest	(a)	—	1	—	1	—
Restructuring and other costs	(b)	15	9	24	14	45
Non cash and purchase accounting effects	(c)	14	(3)	11	(12)	26
Management fee and other	(d)	1	1	3	2	7
Combined Adjusted EBITDA, excluding all pro forma savings		$64	$125	115	245	247
Pro forma savings from Shared Services Agreement	(e)					21
Pro forma savings from other initiatives	(f)					33
Combined Adjusted EBITDA						$301
Exclusion of Unrestricted Subsidiary results	(g)					(19)
Adjusted EBITDA						$282

Key calculations under the Credit Agreement
Total Senior Secured Net Debt		$678
Senior Secured Leverage Ratio for the twelve-month period ended June 30, 2012		2.40

† The earthquake and tsunami on March 11, 2011 and related events reduced 2011 results.  The calculation of EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA for the fiscal three-month and six-month periods ended July 3, 2011 were negatively impacted by $7 million and $16 million, respectively, related to these events.
____________________

(a)	Reflects the elimination of noncontrolling interests resulting from the sale of the Shenzhen joint venture in 2011.

(b)	Relates primarily to restructuring and other costs.

(c)
Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses, and (iv) impairment charges. For the fiscal three-month period ended June 30, 2012, non-cash items include unrealized foreign currency exchange loss of $14 million. For the fiscal three-month period ended July 3, 2011, non-cash items include: (i) unrealized foreign currency exchange gain of $4 million and (ii) stock-based compensation expense of $1 million.

(d)	Management Fees and Other include management and other fees to Apollo and affiliates and business optimization expenses.

(e)	Represents estimated cost savings, on a pro-forma basis, from the Shared Services Agreement with MSC.

(f)
Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings. For the fiscal three-month period ended June 30, 2012, estimated cost savings include facility rationalizations and headcount reductions.

(g)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive

Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive

Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.

Contacts

Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

Media:
John Scharf
518-233-3893
john.scharf@momentive.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollar amounts in millions) (Unaudited)

	Fiscal three-month period ended		Fiscal six-month period ended
	June 30, 2012	July 3, 2011	June 30, 2012	July 3, 2011
Net sales	$627	$728	$1,220	$1,388
Costs and expenses:
Cost of sales, excluding depreciation	458	486	883	903
Selling, general and administrative expenses	113	95	213	190
Depreciation and amortization expenses	48	48	94	98
Research and development expenses	17	20	35	40
Restructuring and other costs	15	9	24	14
Operating (loss) income	(24)	70	(29))	143
Other income (expense):
Interest expense, net	(64)	(65)	(126)	(129)
Other income, net	8	—	11	—
Loss on extinguishment and exchange of debt	(6)	—	(6)	—
(Loss) income before income taxes and earnings from unconsolidated entities	(86)	5	(150)	14
Income taxes	4	15	4	27
Loss before earnings from unconsolidated entities	(90)	(10)	(154)	(13)
Earnings from unconsolidated entities, net of taxes	2	—	1	—
Net loss	(88)	(10)	(153)	(13)
Net income attributable to the noncontrolling interest	—	(1)	—	(1)
Net loss attributable to Momentive Performance Materials Inc.	$(88)	$(11)	$(153)	$(14)

CONDENSED CONSOLIDATED BALANCE SHEETS (Dollar amounts in millions) (Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$115	$203
Accounts receivable (net of allowance for doubtful accounts of $3)	342	315
Due from affiliates	4	8
Inventories	398	394
Prepaid expenses	14	14
Deferred income taxes	9	10
Other current assets	43	49
Total current assets	925	993
Property and equipment, net	1,047	1,084
Other long-term assets	89	89
Deferred income taxes	25	25
Intangible assets, net	512	542
Goodwill	423	432
Total assets	$3,021	$3,165
Liabilities and Deficit
Current liabilities:
Trade payables	$310	$312
Short-term borrowings	4	3
Accrued expenses and other liabilities	166	162
Accrued interest	62	62
Due to affiliates	8	15
Accrued income taxes	7	2
Deferred income taxes	20	19
Current installments of long-term debt	30	36
Total current liabilities	607	611
Long-term debt	2,925	2,895
Other liabilities	46	51
Pension liabilities	297	292
Deferred income taxes	47	52
Total liabilities	3,922	3,901
Commitments and contingencies
Deficit:
Common stock	—	—
Additional paid-in capital	605	605
Accumulated deficit	(1,722)	(1,569)
Accumulated other comprehensive income	216	228
Total Momentive Performance Materials Inc.'s deficit	(901)	(736)
Noncontrolling interests	—	—
Total deficit	(901)	(736)
Total liabilities and deficit	$3,021	$3,165

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollar amounts in millions) (Unaudited)

	Fiscal six-month period ended
	June 30, 2012	July 3, 2011
Cash flows from operating activities:
Net loss	$(153)	$(14)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	94	98
Loss on the extinguishment of debt	6	—
Amortization of debt discount and issuance costs	9	7
Deferred income taxes	(4)	18
Earnings from unconsolidated entities	(1)	—
Stock-based compensation expense	—	1
Changes in operating assets and liabilities:
Accounts receivable	(33)	(44)
Inventories	(10)	(35)
Due to/from affiliates	(4)	2
Accrued income taxes	2	2
Prepaid expenses and other assets	5	(9)
Trade payables	3	27
Accrued expenses and other liabilities	7	24
Pension liabilities	11	9
Net cash (used in) provided by operating activities	(68)	86
Cash flows from investing activities:
Capital expenditures	(45)	(45)
Purchases of intangible assets	(1)	(1)
Net cash used in investing activities	(46)	(46)
Cash flows from financing activities:
Debt issuance costs	(8)	(5)
Increase (decrease) in short-term borrowings	1	(2)
Proceeds from long-term debt	469	52
Payments of long-term debt	(440)	(58)
Net cash provided by (used in) financing activities	22	(13)
(Decrease) increase in cash and cash equivalents	(92)	27
Effect of exchange rate changes on cash	4	(2)
Cash and cash equivalents, beginning of period	203	254
Cash and cash equivalents, end of period	$115	$279